UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 4, 2021

ZIOPHARM Oncology, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33038	84-1475642
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One First Avenue, Parris Building 34, Navy Yard Plaza Boston, Massachusetts	02129
(Address of Principal Executive Offices)	(Zip Code)

(617) 259-1970

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ZIOP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 4, 2021, ZIOPHARM Oncology, Inc. (the “Company”) entered into an agreement (the “Settlement Agreement”) with WaterMill Asset Management Corp. and Robert W. Postma (the foregoing, collectively, “WaterMill”).

Pursuant to the Settlement Agreement, the Company increased the size of the Company’s Board of Directors (the “Board”) from eight to nine directors and appointed Mr. Postma to fill the newly created directorship. Mr. Postma will serve an initial term expiring at the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”). Additionally, the Company agreed that during the Standstill Period (as defined below), the Company will nominate each of Mr. Postma, Jaime Vieser and Holger Weis for election at any stockholder meeting at which directors are to be elected and will recommend, support and solicit proxies for the election of each of Messrs. Postma, Vieser and Weis.

The Settlement Agreement also provides that at any meeting of the Company’s stockholders held prior to the expiration of the Standstill Period (as defined below), WaterMill will vote all of its shares of Company securities in accordance with the Board’s recommendation, with respect to the election, removal and/or replacement of directors. WaterMill retains the right to vote in its sole discretion with respect to any other publicly announced proposal not made in breach of the Settlement Agreement.

The Settlement Agreement includes certain customary standstill restrictions applicable from February 4, 2021 until the date that is the earlier of (i) January 1, 2022 and (ii) thirty (30) calendar days prior to the nomination deadline for the Company’s 2022 annual meeting of stockholders (the “Standstill Period”). During the Standstill Period, WaterMill is, among other things, restricted from engaging in any solicitation of proxies or written consents with respect to the election or removal of directors or, with certain exceptions, any other matter or proposal, or acquiring voting stock that would result in WaterMill having beneficial ownership of more than 9.9% of the Company’s outstanding voting stock.

Pursuant to the Settlement Agreement, the Company agreed to reimburse WaterMill for up to $400,000 of its reasonable out-of-pocket fees and expenses out of a total of approximately $650,000 in fees and expenses actually incurred by WaterMill in connection with (i) WaterMill’s solicitation of written consents the Company’s stockholders to vote in favor of certain proposals, as set forth in the definitive consent statement filed by WaterMill on October 30, 2020, and (ii) the negotiation, execution and effectuation of the Settlement Agreement.

The Settlement Agreement is filed with this Form 8-K as Exhibit 10.1 and is incorporated by reference herein. The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the full text thereof.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is incorporated by reference into this Item 5.02.

As described in Item 1.01, Mr. Postma has been appointed to the Board. Mr. Postma will be compensated in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described in greater detail in the Company’s definitive proxy statement on Schedule 14A relating to its 2020 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission, or the Commission, on May 18, 2020.

No family relationships exist between Mr. Postma and any of the Company’s other directors or executive officers. There are no arrangements between Mr. Postma and any other person pursuant to which he was appointed as a member of the Board other than as described in Item 1.01, nor are there any transactions to which the Company is or was a participant and in which Mr. Postma has a material interest subject to disclosure under Item 404 (a) of Regulation S-K.

Items 8.01	Other Events.

On February 5, 2021, the Company issued a press release announcing the entry into the Settlement Agreement. A copy of the press release is filed with this Form 8-K and is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Agreement, by and among ZIOPHARM Oncology, Inc., WaterMill Asset Management Corp. Robert W. Postma, Jamie Vieser, and Holger Weis, dated February 4, 2021.

99.1	ZIOPHARM Oncology, Inc.’s Press Release issued February 5, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM ONCOLOGY, INC.

	By:	/s/ Robert Hadfield
Date: February 5, 2021	Name:	Robert Hadfield
	Title:	General Counsel and Secretary